Exhibit 4.16

6 November

2018

Dear Nigel,

Following our

recent discussions, I am writing to confirm the terms of your appointment as a non-executive director and, in due course, Chairman
of Barclays PLC (the ‘Company’

or ‘BPLC’)
.

1.

Appointment

(a)

This letter and its enclosures are a

contract for services and not a contract of employment. Reference to your appointment

in this

letter
means to the office of non

-executive director of BPLC

and, save where the context requires otherwise, to the roles set out in 1(b) and (c)
below.

(b)

With effect from

1 March 2019,

subject to formal regulatory approval, you

will be appointed as

a non-executive director

of BPLC and
from the conclusion of BPLC's AGM

on 2 May 2019

('2019

AGM') you will be appointed as the independent Chairman of BPLC.

(c)

As agreed

you will also

serve as the Chairman of the BPLC Bo

ard Nominations Committee with effect

from the conclusion of the 2019
AGM

2.

Term

(a)

Subject to the termination provisions in section 3 below,

your appointment

will be for an initial term of three years from the date of your appointment and subject to the annual re-

election by shareholders (see below). On or before

the expiry of your initial term, and subject
to the needs of the Board

at the

time, you may be invited to serve for

a further term of up to three years. Non

-executive directors will not
usually serve for more

than six

years, however

this is

subject to the discretion of the Board

Nominations Committee.

(b)

Your

appointment, including any extension of your

term, is

subject to the following:

i.

the Company’s Articles of Association, a copy

of which was included in your original appointment

pack;

ii.

initial election and annual re-election by shareholders

at the

BPLC AGM,

in accordance with the UK Corporate

Governance
Code;
iii.

your ongoing

ability to

satisfy the standards and obligations applicable to directors of public companies, and, in particular,

any
regulatory

standards expected of directors of banks and financial services firms, including if applicable, the need for regulatory approval

and other requirements placed on

directors under

the Senior Managers Regime including the Senior Manager and
Individual Conduct

Rules (together 'the Regime');

iv.

your ongoing

fitness

to serve as a company director

and/or,

if applicable,

in a senior manager function under

the Regime
('Senior Manager');
v.

your ongoing

performance and contribution to the Board as assessed

by the BPLC Board

having regard

to relevant
information, including the annual review of the effectiveness of the Board and individual directors; and
vi.

the needs of the Board

having regard

to the skills

and experience required

to oversee the business,

which may change

over
time.

(c)

You

undertake to inform

the Company Secretary or

Senior Independent Director of BPLC or

relevant regulatory authority of any change
in your personal or

professional circumstances that might impact your ability to continue in your role as a director of BPLC,

as
independent Chairman

of BPLC or as a Senior Manager.

This includes, but is not limited to:
i.

you being charged

with and/or convicted of a criminal offence (other than an offence under any road traffic legislation in

the
United Kingdom

or elsewhere for which

a fine or non-custodial penalty is

imposed);
ii.

you becoming

bankrupt

(or its

equivalent status in any other jurisdiction) or becoming

insolvent or entering into any
arrangements or

composition with your creditors;
iii.

you being subject to personal sanction in respect of any of your other roles, or guilty of any serious misconduct, or of any
conduct which is calculated or likely to bring

the Barclays Group

or any of its directors or subsidiaries into

disrepute, or

which
conflicts with the Barclays Values

(a copy of which was included in your

original appointment pack); or
iv.

you being unable, or

unlikely to be able,

to perform

your role

due to ill

health or other personal circumstances for

a material
period of time.

3.

Termination

(a)

Your

appointment is conditional upon you

satisfying

and maintaining on an ongoing

basis,

the requirements of section 2(b) above.

(b)

Your

appointment may be terminated at any time by either party giving notice in writing to the other or in accordance

with the
Company's Articles of Association or the Companies Act 2006.

Both parties agree that, in order

to facilitate

an orderly exit and
succession, and where circumstances permit, they will provide reasonable notice to the other of their intentions to terminate the appointment. Reasonable notice is agreed to be six months (save where you fail to continue to satisfy the requirements

set out in
sections 2(b)(ii) to 2(b)(iv)

above or

on the occurrence of the circumstances set

out in section 2(c) above

where, in each case,
immediate termination by the Company

will be permitted).

(c)

There is no entitlement to any payment

for loss of office. Regard

less

of the reason for

termination, you will only be entitled to such fees
and expenses as have accrued and

are due to you as at the date of termination.

(d)

The Company

reserves the option, in its absolute discretion, to terminate your appointment with immediate effect and to pay you your
Fees (as applicable, and defined below)

subject to deductions, in equal instalments at such time(s) as you would have received such

payments(s) of Fees (as

applicable) had you been

required

to remain in your appointment for the whole or remainder

of your notice
period.

(e)

Your

appointment as Chairman and as a director would

automatically terminate

without any entitlement to notice or payment

if the
BPLC shareholders

do not re-elect you at the BPLC AGM or if you

are removed

from office by the BPLC shareholders.

(f)

On termination of your

appointment, you will immediately deliver to the Company all documents, records, papers or other company
property

which may be in your possession or under

your control and which relate in any way to the business affairs of the Company or the Barclays Group.

You

agree not to retain any copies or duplicates in any format.

(g)

On termination of your

appointment and whether

or not you have formally resigned

from your office as

a director, you

will be deemed to
have done so and you

agree that BPLC is entitled to issue any announcements

and make any other filings required

as a

result of you
ceasing to be a director.

4.

Fees

(a)

In respect of your appointment

as a

non-executive

director of BPLC from

1 March 2019

until the conclusion of the 2019 AGM,

you will
receive a fee ('NED Fee') of £80,000

per year (pro rated, accordingly).

(b)

In respect of your appointment

as Chairman of BPLC and from the conclusion of the 2019

AGM, you will receive a fee (‘Chairman Fee’
and together with the NED Fee, the 'Fees') of £800,000

per year.

You

will not be entitled

to an additional fee in respect of your role

as
Chairman of the BPLC Board

Nominations

Committee.

(c)

The Fees will be payable

monthly in arrears by direct credit

into your nominated

bank account less any tax and any other statutory
deductions. On termination, you will only be entitled to such amount of the Fees as has accrued

at the

date of termination.

(d)

Any reasonable out of pocket

expenses that you incur in performing

your duties will

be reimbursed

in accordance with our

standard
expenses policy, a copy

of which is available on request.

(e)

The Fees may be subject to any amendment

or qualification as required

by any law, regulation

or regulatory

authority including but not
limited to tax and national insurance deductions

as applicable.

(f)

To ensure

alignment with the Group’s

interests, all directors of BPLC are encouraged

to hold shares in BPLC. All

dealings are subject to the
Barclays Group

Securities Dealing Code, a copy of which is available on request. Following the commencement of your

appointment as
Chairman of BPLC, you will be required

to take £100,000

of your Chairman Fee, after tax

and any other statutory deductions, in Shares.
The Shares will be purchased

twice a

year after the announcement

of the BPLC full and half-year financial

results. The Shares will

be held
on your

behalf until the

termination of your appointment;

enclosed is an agreement setting out the details, please sign and return.

(g)

There is no contractual

entitlement to any increase in your

Fees during your

appointment. Directors’ fees

are reviewed periodically

by the
BPLC Remuneration

Committee having regard

to the Company's remuneration

policy and benchmarked to the market.

(h)

Aside from the Fees, subject to the rules

of the relevant Barclays scheme from

time to time in force, you are eligible to receive private
medical insurance to cover you

under the terms of the Barclays scheme. Your

spouse will

be eligible to participate in the Barclays scheme
for dependents under

the terms of that

scheme from time to time in force, with monthly

premium payable

at your cost. As

a non-
executive director,

you are not eligible to participate in any

other benefit schemes, including but not limited to the Barclays Group’s incentive award, long term incentive schemes

and the Barclays Group’

s

pension scheme, or to receive any payment

or cash allowances in
lieu.

5.

Directors Share Qualification

In accordance

with the Company's Articles of Association, you are required to hold £500 in nominal value (2,000 Ordinary shares of 25p
each) of BPLC within two months of your

appointment subject to the provisions set out therein. In accordance with the Barclays Group
Securities Dealing Code, you must obtain clearance to deal before you acquire

these or any BPLC shares. If you would like assistance in
purchasing

these shares, please let me know and I will arrange this for you.

6.

Role as Chairman

(a)

The attached role profile will form

part of your contract

for services. The role profile may be changed

from time to time, and once notified
to you, shall be deemed

to replace the attached and form part of your

contract for services.

(b)

As Chairman, your

primary responsibilities include leading the BPLC Board and

ensuring its overall effectiveness in directing the
Company.

You

will provide objective judgement and

promote

a culture of openness and debate by facilitating constructive board relations and ensuring

each non-executive

director contributes effectively to the BPLC Board to help develop proposals on strategy and
then fully empower

the executive directors to

implement the strategy.

(c)

The Chairman and all non

-executive directors have the same legal responsibilities and duties as any other director and are

required

to
take decisions in the best interests of the Company.

The Board

as a

whole is collectively responsible for promoting

the long-term
sustainable success of the Company

and for supervising the Company's

affairs by providing

effective and entrepreneurial

leadership
within a framework

of prudent and effective controls

and risk management; establishing the Company's purpose,

values and strategy
and ensuring that these align with the Company's culture; ensuring that the necessary resources are in place for the Company to meet its objectives and measure performance

against them;

and providing

constructive challenge and strategic guidance, offering specialist advice and holding management

to account.

(d)

During your

appointment you agree to perform such duties, responsibilities and functions (whether statutory, fiduciary or common law)
with diligence and in a manner consistent with your position and role profile as Chairman, the UK Corporate

Governance Code and

with
any relevant Barclays

Group

policies and procedures.

7.

Time Commitment

(a)

In accepting this appointment, you

confirm that you are able to allocate sufficient time to meet the expectations of your role on the BPLC
Board

including being available to devote additional time to the role during periods of increased activity or in response to market
developments. You

agree that these services must take priority over

other commitments and the particular need for your

availability

in the
event of a significant matter arising. As Chairman you

are also expected to attend the BPLC AGM, usually held in April

/ May and be
available afterwards to meet with and answer questions

from shareholders.

(b)

The agreement of the Company

Secretary or the Senior Independent

Director of BPLC must be sought prior to accepting additional engagements, offices or appointments

(paid or unpaid)

with any other company,

corporate body, or

entity, during your tenure

that might
affect the time that you are able to

devote to your role

or could give rise to a conflict of

interest.

(c)

As Chairman you

are expected to chair all Board meetings. The BPLC Board

is expected to

formally meet up to eight times a year,
including an annual one to two day strategy session and

on an ad-hoc basis as required.

Some of the meetings may be held overseas.
You

will also be required

to chair the BPLC Board Nominations Committee meetings.

(d)

You

are expected to set aside sufficient time to consider the papers in advance of BPLC Board

and Committee meetings. Papers are
normally circulated to directors in the week prior

to the relevant meeting.

(e)

Your

average expected

time commitment as

Chairman is up to four days per week (calculated on

the basis of an averaged

time
commitment over

the course of the financial year).

(f)

In any holiday year

(being the period

from 1 April to end of March)

you are entitled to

30 days holiday in addition to statutory holidays.

8.

Conflicts of interests and outside interests

(a)

As a statutory director

you have a duty to avoid conflicts of interest and to disclose personal interests in contracts.

(b)

It is accepted and acknowledged

that you have business and other interests

outside the Company.

Subject to such interests not giving
rise to a conflict, the Company

does not object to you continuing with such interests provided they have been fully disclosed and
accepted by the Company

prior to your

appointment. Should you become aware

of any actual or potential conflicts

of interest in the
course of your

appointment, these should be discussed with the Company Secretary or Senior Independent

Director of BPLC

as soon as
possible and authorised by

the BPLC Board. All conflicts must be recorded

in accordance with the BPLC Board’s

stated

policy.

(c)

As set out above, you

must seek permission from the Company Secretary

or Senior Independent

Director of BPLC before taking on any
additional outside interests.

9.

Induction, Values and Support

(a)

To assist Board

members in making a contribution to the BPLC Board

as quickly as

possible, all directors

are offered

a comprehensive
induction programme.

We will also

provide

briefings on the details of procedures

regarding the disclosure of any conflicts of interest,
data protection, the control

of inside information and for obtaining clearance

to deal in BPLC shares.

(b)

The Barclays Values

(Respect, Integrity, Service, Excellence and Stewardship)

are a central part of everything

we do. The Values form

a
critical part of how Barclays is changing,

as well as our purpose

and behaviours. You

will be expected to act

in accordance

with the
Values as Chairman of the Company,

and, in particular, to follow our Code

of Conduct (known

as the

Barclays Way).

(c)

On-going training

and briefings on particular topics will be made available, including any topics that you may request.

(d)

As Company

Secretary, I am available to all directors to support

the effective discharge of their duties and to assist with any queries.

The
Barclays Group

General Counsel is also available to assist you with legal queries.

(e)

Occasions may arise when you

consider that you need professional advice in the furtherance of your duties as Chairman. Accordingly if,
after consultation with the Company

Secretary, it is deemed appropriate

for you to seek advice from independent legal advisers, you may seek independent

advice at Barclays’ reasonable expense.

(f)

As Chairman of BPLC you

will:

i.

have a private office;

ii.

have access to a car and a driver from

the Executive Chauffeur pool for

business purposes, to the

extent such a service
continues to be made available to Barclays Executives;

and

iii.

receive dedicated support

equivalent to that available to executive directors in respect of your information technology

and
communications requirements.

10.

Confidentiality

(a)

You

will appreciate that the business of the Company

and the Barclays Group

is a

specialised and competitive business. In the course of
your appointment

you will have access to and knowledge of, the trade secrets, confidential information and other commercially valuable
information of the Company

and the Barclays Group

('Confidential Information').

You acknowledge that the

disclosure of Confidential
Information

to actual or potential

competitors of the Company

and/or any

Barclays Group

company would place the Company and/or

the Barclays Group

at a

serious competitive disadvantage and would

do serious damage, financial and/or otherwise, to its or their business and business development

and would cause immeasurable harm.

(b)

You

must neither during the term of your appointment

(except in the proper

performance of the duties

of your office or with the expre

ss
written consent of the BPLC Board)

nor at any time (without limit) after the termination of your appointment except where disclosure is
required

by law, by an order

of a competent court or by a regulatory

body, directly or indirectly:

i.

publish, divulge or communicate to any person,

company,

business entity

or other organisation

or to the media or any social
media;

ii.

use for your

own purposes or for

any purposes other than those of the Company or the Barclays Group;

or
iii.

through

any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of,

any Confidential Information.

(c)

These restrictions shall not apply to any information

which shall become available to the public generally otherwise than through any
breach by

you of the provisions of this letter or other default of yours.

(d)

All notes, memoranda,

records and documents (in whatever form

or media held) that you make during the term of your appointment in performing

your duties as Chairman will

belong to the Barclays Group

and will be handed over to Barclays together

with any copies
promptly from

time to time on reasonable request of any Barclays Group

Company

and at the end of your appointment.

(e)

Nothing in this letter, including

but not limited to the provision

s

on confidentiality above, is intended to or shall prevent you from raising
concerns in line with Barclays’ internal reporting

processes or making any disclosure to governmental bodies, law enforcement authorities and/or

regulators as permitted or require

d

under applicable law or regulation (including but not limited to a “protected
disclosure” within the meaning of Part 43A

(Protected Disclosures) of the Employment Rights Act 1996

and to any protected disclosures
made about matters previously

disclosed to another recipient).

11.

Dealing in Barclays Securities

(a)

Your

attention is drawn to the requirements

under both

law and regulation regarding

the disclosure of price sensitive

information.
Matters relating to BPLC

may from time to time give rise to price sensitive information which must be held under strict confidentiality
conditions.

(b)

Your

responsibilities will be explained to you as part of your induction.

You

should avoid taking any action that might risk a breach of
these requirements. If you

need any assistance in understanding

your obligations, please contact

me.

(c)

Any dealings in Barclays securities will be subject to the

Barclays Group

Securities Dealing

Code.

12.

Indemnification and insurance

(a)

As a statutory director

of BPLC you will have the benefit of and are able to rely upon an indemnity from BPLC, including

the indemnity
under article 147

of the Company's Articles of Association.

Your

indemnity is,

of course, in addition to any other protection

available to
you by virtue of the provisions of statute, common

law or indeed any specific contract.

(b)

To formalise

the indemnification arrangements referred

to above, you will be issued with

a deed of indemnity from

BPLC and instructions
on what steps you need to take to enter into the deed and to accept its terms and conditions.

(c)

As a UK statutory director you

will be deemed to be an insured person for the purpose

of the Barclays Group’s current

policy of Directors’
and Officers’ Liability Insurance

subject to its

terms and conditions.

13.

Data Privacy

(a)

The Company

and any Barclays Group

company

shall process your personal information for administrative and other purposes related to your appointment

and the conduct of the business of the

Barclays

Group

(the 'Agreed

Purposes'). Processing includes obtaining, holding,
editing, destroying

or disclosing your personal

information to any Barclays Group

company and/or any third

parties (for example,
insurers, banks and new Barclays

Group

companies following a business transfer or merger)

for the Agreed Purposes (‘Processing’ or
‘Process’).

Barclays may also transfer

your information

to any Barclays Group

company and/or any third

parties (for example, insurers,
banks and new Barclays Group

companies following a business transfer or merger)

in order

to Process your personal information for the
Agreed

Purposes.

(b)

You

agree to provide

your personal information

to the Company and the Barclays Group

and consent to the

Processing of that
information for

the Agreed Purposes. This may include transfers to recipients based in another country

to your place of appointment
(either within or outside the EEA).

This letter and enclosures

set out the main terms of your appointment and

on acceptance will constitute

a contract for

services.

Please confirm your

acceptance of the appointment as set

out in this letter by

signing and returning

the enclosed duplicate letter.

If I can help with
any further information,

please do not hesitate to contact me.

Yours

sincerely,

Stephen Shapiro

Group Company Secretary
Barclays PLC

Enclosures:
●

Role Profile for BPLC Chairman

and non

-executive directors
●

Dates for 2018

and 2019

BPLC Board and Committee meetings

I agree to the terms and conditions of my appointment

as set out in this letter dated _____________ 2018.

Signed:

Name:

Date: